EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended December 4, 2009

December 4, 2009	Weekly ROR1	Month-to-Date ROR1	Year-to-Date ROR1
Class A Units	-1.2%	-2.0%	-7.8%
Class B Units	-1.2%	-2.0%	-8.4%
Legacy 1 Class Units2	-1.1%	-1.9%	-2.1%
Legacy 2 Class Units2	-1.1%	-1.9%	-2.2%
GAM 1 Class Units2	-1.8%	-2.7%	-2.8%
GAM 2 Class Units2	-1.9%	-2.6%	-3.1%
GAM 3 Class Units2	-1.9%	-2.7%	-4.4%

S&P 500 Total Return Index3	1.4%	1.0%	25.3%
Barclays Capital U.S. Long Government Index3	-2.7%	-2.9%	-9.9%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary
Agriculturals/Softs:  Corn prices fell as dry weather conditions in the Midwest supported supply forecasts.  In the softs markets, sugar prices rallied to record highs intraweek due to increased demand from Southeast Asia.

Grant Park’s longer-term trading advisors are predominantly long the agriculturals/softs sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Currencies: The U.S. dollar staged a late-week rally following an improved U.S. unemployment figures.  Reports that the European Central Bank may scale back emergency lending initiatives moved the euro higher against most counterparts.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are also predominantly short the sector.

Energy:  Conflicting U.S. weather forecasts and ample supplies resulted in a sharp decline in the natural gas markets.  Technical selling prompted by the recent downtrend in natural gas also helped move prices lower.

Grant Park’s longer-term trading advisors are predominantly long the energy sector, while Grant Park’s shorter-term trading advisors are predominantly short the sector.

Equities:   Global equity markets were on the rise again this week, as a result of improving investor sentiment.  The Japanese Nikkei 225 Index reached 5-week highs propelled by positive growth prospects from several key Japanese firms.  The equity markets were helped by weakness in the Japanese yen, which could boost demand for exports.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Fixed Income:   Concerns eased over the status of the Dubai debt markets and put pressure on the U.S. fixed-income markets.   Stronger economic data, including better-than-expected employment estimates from an ADP Employer Services report, also led to declines in fixed-income prices.

Grant Park’s longer-term trading advisors are predominantly long the fixed income sector. Grant Park’s shorter-term trading advisors are also predominantly long the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Metals:  A large upswing in the U.S. dollar following better-than-expected unemployment reports resulted in a sharp retracement in the gold markets, erasing most of the week’s uptrend.  Copper prices also reached recent highs as gains in the equity markets and improved investor sentiment supported demand forecasts.

Grant Park’s longer-term trading advisors are predominantly long the metals sector. Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.